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Exhibit 4.1

FOURTH AMENDMENT TO THE RIGHTS AGREEMENT

        This FOURTH AMENDMENT TO THE RIGHTS AGREEMENT (this "Amendment") is made and entered into as of August 22, 2012, between Sunrise Senior Living, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, LLC, as rights agent (the "Rights Agent"). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

        WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of April 24, 2006, as amended as of November 19, 2008, January 27, 2010 and December 16, 2011 (as amended, the "Rights Agreement");

        WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger by and among the Company, Brewer Holdco, Inc., Brewer Holdco Sub, Inc., Health Care REIT, Inc. and Red Fox, Inc. (as amended or supplemented from time to time, the "Merger Agreement");

        WHEREAS, pursuant to Section 27 of the Rights Agreement, except as provided in the penultimate sentence of Section 27 of the Rights Agreement, at any time prior to the time at which any Person becomes an Acquiring Person, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of the Rights;

        WHEREAS, the Board of Directors of the Company has determined, in connection with its consideration of the Merger Agreement, that it is necessary and desirable to amend the Rights Agreement as set forth herein; and

        WHEREAS, no person has yet become an Acquiring Person and subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

        NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1.
Amendments to Section 1.

        1.1   Section 1 of the Rights Agreement is hereby amended and supplemented by adding subsection (dd) which shall read as follows:

  "(dd) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of August 21, 2012, by and among the Company, Brewer Holdco, Inc., Brewer Holdco Sub, Inc., Health Care REIT, Inc. and Red Fox, Inc. (as such agreement is amended or supplemented from time to time)."

2.
Amendments to Section 7.

        2.1   Section 7(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

  "Notwithstanding anything to the contrary in this Agreement, immediately prior to the Effective Time (as defined in the Merger Agreement) this Agreement shall automatically terminate (without any further action of the parties hereto), all Rights established hereunder shall automatically expire and such time shall be deemed the Expiration Date for all purposes of this Agreement."

3.
Addition of New Section 34.

        3.1   The Rights Agreement is amended by adding a new Section 34 thereof which shall read as follows:

  "Section 35. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, none of a Section 11(a)(ii) Event, a Section 13 Event, a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred, none of Brewer Holdco, Inc., Brewer Holdco Sub, Inc., Health Care REIT, Inc. or Red Fox, Inc. or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendments thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement in accordance with their respective provisions, including the Mergers (as defined in the Merger Agreement)."

4.
Effective Time of this Amendment

        This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

5.
Direction to the Rights Agent

        Pursuant to Section 27 of the Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

6.
Confirmation of the Rights Agreement

        Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

7.
Governing Law

        This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. The rights and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws in effect in the State of Delaware.

8.
Counterparts

        This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SUNRISE SENIOR LIVING, INC.
By:	/s/ David Haddock Name: David Haddock Title: General Counsel and Secretary
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Rights Agent
By:	/s/ Carlos Pinto Name: Carlos Pinto Title: Senior Vice President

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  Exhibit 4.1
FOURTH AMENDMENT TO THE RIGHTS AGREEMENT